UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ADVANCED SERIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Pruco Life Insurance Company

May 15,2019

Dear Shareholder,

On behalf of Pruco Life Insurance Company, I thank you for taking the time to vote your shares in connection with the Special Meeting of Shareholders of the AST Morgan Stanley Multi-Asset Portfolio of Advanced Series Trust. Due to insufficient favorable votes, I am writing to contract holders who have elected to abstain from voting or not support the proposal to request that you reconsider your vote(s). As President of Advanced Series Trust, I would be extremely grateful for your help in voting 'For' the proposal.

Our proxy meeting is scheduled for June 6, 2019. The Board of Trustees of Advanced Series Trust and the insurance company that issued your variable annuity contract recommends that you vote "FOR" the Plan.

Voting, as you've done previously, will only take a few minutes of your time. Please choose one of the following voting methods to cast your vote today. If you choose to vote by phone or internet, please have your proxy card in front of you as you will need the control number, which is located on the right side of your proxy card, to vote your shares.

Thank you for your time, attention and trust.

Sincerely,

Timothy S. Cronin

President, Advanced Series Trust

Please vote today!

BY MAIL	Touchtone:	BY COMPUTER
With the enclosed	1-800-690-6903	www.proxyvote.com
proxy card